Exhibit 10(c)

AGREEMENT


Sears, Roebuck and Co., including its subsidiaries (collectively referred to as "Sears"), and ____________________ ("Executive"), intending to be legally bound and for good and valuable consideration, agree as follows:

1. Should Executive be involuntarily terminated from Sears for any reason, other than willful misconduct or dishonesty, as defined by Sears current policy, Sears agrees to pay severance to Executive in the form of two* years of salary continuation, which will include annual base salary plus annual bonus target as determined by the year in which termination occurs, less legal deductions. While receiving salary continuation, Executive will be placed on a leave of absence status and entitled to all benefits for which Executive is eligible to participate. Stock options will continue to vest during the salary continuation period. Vested options will expire in accordance with their respective grant letters. After the first year, salary continuation payments will be subject to mitigation by the amount of any compensation and benefits to which the Executive is entitled because of any employment, including self-employment.** An amount may not be paid under this Agreement to the extent that it, when considered along with other amounts paid or provided by Sears to Executive, would not be deductible by Sears because it would (a) exceed an amount constituting reasonable compensation, (b) constitute an excess parachute payment under Section 280G of the Internal Revenue
Code, or (c) exceed the limitations of Section 162(m) of the Internal Revenue Code, or if for any other reason it would not be allowable as a deduction by Sears under the Internal Revenue Code.

2. Executive acknowledges that the above consideration, absent this Agreement, is beyond what Sears is obligated to pay. In consideration of the opportunity for severance benefits specified above, Executive agrees that:

     a. The confidential and proprietary information and trade secrets of Sears are among its most valuable assets, including, but not limited to, its customer and vendor lists, databases, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how Sears creates, develops, acquires or maintains its products and its marketing plans, targets its potential customers and operates its retail and other businesses; Sears has invested, and continues to invest, considerable amounts of time and money in obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Sears Confidential Information");
and that any misappropriation or unauthorized disclosure of Sears Confidential Information in any form would irreparably harm Sears, and Executive will not, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Sears Confidential Information. Executive's obligation under this paragraph will cease as to any information which has become publicly known through a source other than the Executive.

     b. For a period of two* years from Executive's last day of active employment, Executive shall not directly, or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside of the United States in which Sears conducts or plans to conduct its business:

          1. Hiring, recruiting, or attempting to recruit for any person or business entity, which is a Competitor (as defined below) with Sears, any person employed by Sears; and,

          2. Being employed by, being connected to, or consulting for any person who or business entity which is a Competitor of Sears business or planned business at the time of the termination of Executive's active employment with Sears.

For the purposes of this Agreement, "Competitor" shall be defined as any business and any branch, office or operation thereof, which is in material competition with Sears, including without limitation, any direct marketing business or retail department, specialty, discount, furniture, appliance, electronics, hardware, home improvement, auto parts/service, apparel store business with annual gross sales in excess of $500 million and any vendor with annual gross sales of services or merchandise to Sears in excess of $100 million.

     c. Executive will provide Sears with such information as Sears may from time to time request to determine Executive's compliance with this Agreement. Executive authorizes Sears to contact Executive's future employers and other entities with whom Executive has any sort of business relationship to determine Executive's compliance with this agreement or to communicate the contents of this agreement to such employers and entities.

     d. The restrictions set forth above are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and that the provisions of this Agreement are reasonable.

     e. Irreparable harm would result from any breach by Executive of the provisions of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, the Executive agrees that injunctive relief in favor of Sears is proper. Moreover, Executive acknowledges and agrees that any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made and a return of any payments already received.

     f. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by Sears in any instance shall not be deemed a waiver of such provision in the future.

3. Executive may request: (a) a waiver of the non-competition provisions of this Agreement; or (b) that the time frame in paragraph 2b. above, commence during Executive's continued employment with Sears, by written request to the Chief Executive Officer*** of Sears or the equivalent. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears absolute discretion.

4. This Agreement will be governed under the internal laws of the State of Illinois.

5. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Sears document, then, the provisions of this Agreement will control. This Agreement will supersede any prior agreement between Executive and Sears with respect to the subject matter contained herein.



SEARS, ROEBUCK AND CO.

by:  ___________________________

Date ___________________________

________________________________


Date ___________________________

_____________

* Three years in the case of the agreement for the Chairman and CEO.

**   This sentence is not included in the agreement for the
Controller of the Company.

*** In the case of the agreement for the Chairman and CEO, requests are to be submitted to the Chairman, Compensation
Committee of Sears Board of Directors.